Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of France Telecom for the registration of debt securities and to the incorporation by reference therein of our reports dated February 24, 2011, with respect to the consolidated financial statements of France Telecom and subsidiaries and to the effectiveness of internal control over financial reporting of France Telecom and subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission on April 21, 2011.

/s/ ERNST & YOUNG Audit Represented by Serge Pottiez
Paris – La Défense, France
December 12, 2011